Exhibit 12.1

NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW

Gary M. Brown T: 615.664.5330 M: 615.390.7230 gary.brown@nelsonmullins.com	One Nashville Place 150 Fourth Suite 1100 Nashville, TN 37219 T: 615.664.5300 F: 615.664.5399 nelsonmullins.com

●, 2023

Worldwide Stages, Inc.

c/o Kelly Frey, Sr.

5000 Northfield Lane

Spring Hill, TN 37174

Re:	Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as counsel to Worldwide Stages, Inc., a Tennessee corporation (the “Company”), in connection with the filing of the Offering Statement on Form 1-A (the “Offering Statement”) pursuant to 17 CFR Part 230.251 et. seq. (“Regulation A”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

The Offering Statement relates to the proposed issuance and sale by the Company of up to six million (6,000,000) shares (the “Company Offering”) of the Company’s Class B common stock (the “Company Shares”) and the sale by certain selling shareholders named in the Offering Statement (the “Selling Shareholders”) of up to one million five hundred thousand (1,500,000) shares (the “Selling Shareholder Offering,” together with the Company Offering, the “Offering”) of the Company’s Class B common stock (the “Selling Shareholder Shares,” together with the Company Shares, the “Offered Shares”). The Selling Shareholder Shares are issuable upon conversion of certain shares of the Company’s Class A common stock, Class A preferred stock and Class B preferred stock (collectively the “Convertible Securities”), all as described in the Offering Statement.

We assume that the Offered Shares will be sold as described in the Offering Statement pursuant to a Subscription Agreement (a “Subscription Agreement”), substantially in the form filed as an exhibit to the Offering Statement, to be entered into by and between the Company and each of the purchasers of the Offered Shares.

In connection with the Offering, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Charter of the Company, (ii) the Bylaws of the Company, (iii) corporate proceedings, including the resolutions of the board of directors of the Company, with respect to the Offering, and (v) such other documents, instruments and records as we have deemed necessary to enable us to render the opinions contained in this opinion letter. We have also relied upon, when and where appropriate, certificates and other assurances of representatives of management of the Company, public officials and other sources believed by us to be reliable as to other questions of fact without having independently verified such factual matters. We do not opine as to the accuracy of such factual matters. We have also reviewed the Offering Statement as filed with the Securities and Exchange Commission (the “Commission”). In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents, the completeness of all records and other information made available to us by the Company on which we have relied, the genuineness of all signatures, the legal capacity of all signatories who are natural persons and the due execution and delivery of all documents.

Worldwide Stages, Inc.

●, 2023

We have assumed that; (a) the reorganization and mergers as contemplated by that certain Agreement of Reorganization and Plan of Merger of Worldwide Stages, LLC, Worldwide Stages Spring Hill, LLC, Worldwide Stages Spring Hill Realty, LLC and the Company dated as of March 6, 2023 (the “Reorganization Agreement”), filed as Exhibit 7.1 to the Offering Statement, as amended by the First Amendment to the Reorganization Agreement dated as of April 20, 2023, and described in the Offering Statement has become effective; (b) factual statements of the Company contained in the Offering Statement are true and correct; (c) the Offering Statement will be and remain qualified under the Securities Act; and (d) the Company will receive the required consideration for the issuance of the Company Shares at or prior to the issuance thereof.

Members of our firm involved in the preparation of this opinion letter are licensed to practice law in the State of Tennessee and we do not purport to be experts on, or to express any opinion in this opinion letter concerning, the laws of any jurisdiction other than the laws of the State of Tennessee and the federal law of the United States. We assume no obligation to update or supplement our opinions to reflect any facts or circumstances that may hereafter come to our attention or changes in law that may hereafter occur.

We are opining only as to the matters expressly set forth in this opinion letter, and we express no opinion as to any matter not expressly opined on in this opinion letter.

Based upon and subject to the foregoing, and the other qualifications and limitations contained in this opinion letter, we are of the opinion that:

(1)	The Company Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

(2)	The Convertible Securities have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

(3)	When the Selling Shareholder Shares, issuable upon conversion of any of the Convertible Securities, shall have been issued by the Company upon conversion of any of the Convertible Securities in accordance with their terms (including, upon such conversion, cancellation of the underlying Convertible Securities), and shall have been duly registered on the books of the Company and/or its transfer agent in the name of or on behalf of the applicable Selling Shareholder, the Selling Shareholder Shares will have been duly authorized by all necessary corporate action of the Company and will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Offering Statement. In giving such consent, we do not admit that any member of this firm is an “expert” within the meaning of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Nelson Mullins Riley & Scarborough LLP